                                  SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ____)

Filed by the Registrant                              [X]
Filed by Party other than the Registrant             [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12

                         -------------------------------

                              AETRIUM INCORPORATED
                (Name of Registrant as Specified In Its Charter)

                         -------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
                           ---------------------------

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         1) Title of each class of securities to which transaction applies:

                  -------------------------------
         2)       Aggregate number of securities to which transaction applies:

                  -------------------------------
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                                  -------------------------------
         4)       Proposed maximum aggregate value of transaction:
                  -------------------------------

         5)       Total fee paid:
                                 ---------------------

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:  ______________________________

         2)       Form, Schedule or Registration Statement No.:  _____________

         3)       Filing Party:     _____________________________________

         4)       Date Filed:       _____________________________________

                              AETRIUM INCORPORATED

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 23, 2000


         The Annual Meeting of the Shareholders (the "Annual Meeting") of Aetrium Incorporated, a Minnesota corporation (the "Company"), will be held at the Company's corporate headquarters at 2350 Helen Street, North St. Paul, Minnesota, beginning at 4:00 p.m. on May 23, 2000, for the following purposes:

         1. To elect six (6) persons to serve as directors until the next Annual Meeting of the Shareholders or until their respective successors are elected and qualified.

         2. To transact such other business as may properly come before the Annual Meeting.

         The record date for determination of the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof is the close of business on March 27, 2000.

         You are cordially invited to attend the Annual Meeting. If you do not plan to attend the Annual Meeting in person, please be sure you are represented at the Annual Meeting by completing, signing, dating and promptly returning the enclosed proxy card in the envelope provided (which requires no postage if mailed in the United States).



                                       By Order of the Board of Directors

                                       /s/ Darnell L. Boehm

                                       Darnell L. Boehm
                                       CHIEF FINANCIAL OFFICER AND SECRETARY

April 7, 2000
North St. Paul, Minnesota

                              AETRIUM INCORPORATED
                                2350 HELEN STREET
                         NORTH ST. PAUL, MINNESOTA 55109
                                 (651) 704-1800

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 23, 2000


                                  INTRODUCTION

         The Annual Meeting of the Shareholders of Aetrium Incorporated, a Minnesota corporation (the "Company"), will be held at the Company's corporate headquarters at 2350 Helen Street, North St. Paul, Minnesota, beginning at 4:00 p.m. on May 23, 2000.

         A proxy card is enclosed for your use. YOU ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS TO SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States. The cost of soliciting proxies, including the preparation, assembly and mailing of proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of the Company's common stock (the "Common Stock"), will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular compensation, solicit proxies by telephone or personal conversation. The Company may reimburse brokerage firms and others for expenses in forwarding proxy materials to the beneficial owners of Common Stock.

         Any shareholder giving a proxy may revoke it at any time prior to its use at the Annual Meeting either by giving written notice of such revocation to the Company's Secretary, by filing a duly executed proxy bearing a later date with the Company's Secretary, or by appearing at the Annual Meeting and filing written notice of revocation with the Company's Secretary prior to use of the proxy. Proxies will be voted as specified by shareholders. Proxies that are signed by shareholders but that lack any such specification will be voted in favor of the election as directors of the nominees for directors listed in this Proxy Statement. Abstention from any proposal set forth in the Notice of Meeting is treated as a vote against such proposal. Broker non-votes on any such proposals (I.E., a card returned by a broker because voting instructions have not been received and the broker has no discretionary authority to vote) are treated as shares with respect to which voting power has been withheld by the beneficial holders of those shares and, therefore, as shares not entitled to vote on such proposals.

         THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION AS DIRECTORS OF THE NOMINEES FOR DIRECTORS LISTED IN THIS PROXY STATEMENT.

         The Company expects that this Proxy Statement and Form of Proxy will be first mailed to shareholders on or about April 7, 2000.

                               OUTSTANDING SHARES

         Only holders of Common Stock of record at the close of business on March 27, 2000 will be entitled to vote at the Annual Meeting. On March 27, 2000, the Company had 9,470,452 outstanding shares of Common Stock, each such share entitling the holder thereof to one vote on each matter to be voted on at the Annual Meeting. The holders of a majority of the shares entitled to vote and represented in person or by proxy at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. In general, shares of Common Stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the Annual Meeting for the purposes of determining a quorum, without regard to whether the card reflects an abstention (or is left blank) or reflects a broker non-vote on a matter. Holders of shares of Common Stock are not entitled to cumulate voting rights.

                              ELECTION OF DIRECTORS

NOMINATION

         The Company's Bylaws provide that the number of directors that constitutes the Board of Directors (the "Board") will be at least one or such other number as may be determined by the Board or the Company's shareholders. At the 1999 Annual Meeting of the Shareholders of the Company, six directors were elected. By resolution of the Board adopted at a meeting held on March 14, 2000, the Board resolved to nominate the same six persons to stand for election at the 2000 Annual Meeting. Directors elected at the Annual Meeting will hold office until the next regular meeting of shareholders or until their successors are duly elected and qualified.

         All of the nominees are currently members of the Board and have consented to serve as a director, if elected. The election of each director requires the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting, provided that a quorum consisting of a majority of the voting power of the Company's outstanding shares is represented either in person or by proxy at the Annual Meeting. The Board recommends a vote FOR the election of each of the nominees listed in this Proxy Statement. The Board intends to vote the proxies solicited on its behalf (other than proxies in which the vote is withheld) for the election of each of the nominees as directors. If prior to the Annual Meeting the Board should learn that any of the nominees will be unable to serve by reason of death, incapacity or other unexpected occurrence, the proxies will be cast for another nominee to be designated by the Board to fill such vacancy, unless a shareholder indicates to the contrary on his or her proxy. Alternatively, the proxies may, at the Board's discretion, be voted for such fewer nominees as results from such death, incapacity or other unexpected occurrence. The Board has no reason to believe that any of the nominees will be unable to serve.

INFORMATION ABOUT NOMINEES

         The following table sets forth certain information as of February 18, 2000 which has been furnished to the Company by the persons who have been nominated by the Board to serve as directors for the ensuing year.


           NOMINEES                                                                                  DIRECTOR
         FOR ELECTION       AGE  PRINCIPAL OCCUPATION                                                 SINCE
         ------------       -------------------------                                                 -----
Joseph C. Levesque           55  The Company's Chairman of the Board, President and                     1986
                                 Chief Executive Officer

Darnell L. Boehm             51  The Company's Chief Financial Officer and Secretary                    1986

Terrence W. Glarner          56  President of West Concord Ventures, Inc.                               1990

Andrew J. Greenshields       62  President of Pathfinder Venture Capital Funds                          1986

Douglas L. Hemer             52  The Company's Group Vice President                                     1986

Terrance J. Nagel            45  President and Chief Executive Officer                                  1996
                                 of NOW Technologies, Inc.

OTHER INFORMATION ABOUT NOMINEES

         JOSEPH C. LEVESQUE has served as the Company's President, Chief Executive Officer and Chairman of the Board of Directors since 1986. From 1973 to 1986, Mr. Levesque served in various capacities and most recently as Executive Vice President of Micro Component Technology, Inc., a manufacturer of integrated circuit testers and test handlers. Mr. Levesque is also a director of TSI Inc., a publicly-held maker of measurement and instrumentation equipment, and serves on its compensation committee.

         DARNELL L. BOEHM has served as the Company's Chief Financial Officer and Secretary, and as a director of the Company, since 1986. From December 1994 until July 1995, Mr. Boehm had also assumed executive management responsibilities for the Company's San Diego operations. Mr. Boehm is the principal of Darnell L. Boehm & Associates, a management consulting firm. Mr. Boehm is also a director of each of Rochester Medical Corporation, a public company, Versa Companies, a privately-held company and Alpnet, Inc., a public company. Mr. Boehm serves on the audit and compensation committees of Rochester Medical Corporation and Versa Companies, and serves on the audit committee of Alpnet, Inc.

         TERRENCE W. GLARNER has served as a director of the Company since March 1990. Since February 1993, Mr. Glarner has been President of West Concord Ventures, Inc. and has been a consultant to North Star Ventures, Inc. ("North Star"), and Norwest Venture Capital. From 1988 to February 1993, Mr. Glarner was President of North Star and North Star Ventures II, Inc. ("North Star II"), an affiliate of North Star. Mr. Glarner is also a director of CIMA Labs, Inc., FSI International, Inc., Datakey, Inc. and Premis Corporation, all of which are public companies. Mr. Glarner also serves on the compensation committee of each of these four companies.

         ANDREW J. GREENSHIELDS served as a director of the Company from July 1984 to October 1985 and has served continuously as a director since October 1986. Mr. Greenshields has been President of Pathfinder Venture Capital Funds ("Pathfinder"), an investment company, since September 1980. Mr. Greenshields is also a partner of Pathfinder Partners III, the general partner of Pathfinder Venture Capital Fund III ("Pathfinder III"), a Minnesota limited partnership. Pathfinder is also the management company for Pathfinder III. Mr. Greenshields also has been a general partner of Spell Capital Partners since November 1997. Mr. Greenshields is also a director and member of the audit and compensation committees of CNS, Inc., a public company, and a director of each of Alkota Inc. and Ubiq, privately-held companies.

         DOUGLAS L. HEMER has served as a director of the Company since 1986 and has served as Group Vice President of the Company since August 1998. Prior to this appointment, he served as the President of the Company's San Diego operations since February 1, 1997. From May 1, 1996 until February 1, 1997 Mr. Hemer served as the Company's Chief Administrative Officer. Mr. Hemer was a partner in the law firm of Oppenheimer Wolff & Donnelly LLP for more than 15 years before joining the Company. Mr. Hemer is also a director of Versa Companies, a privately-held company, and serves on its compensation committee.

         TERRANCE J. NAGEL has served as a director of the Company since June 1996. Mr. Nagel is also the President, Chief Executive Officer and co-founder of NOW Technologies, Inc., a wholly-owned subsidiary of ATMI Inc., a position he has held since 1988.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

         The business and affairs of the Company are managed by the Board, which met or took action in writing four times during the fiscal year ended December 31, 1999. Committees established and maintained by the Board include an Audit Committee and a Compensation Committee.

         The function of the Audit Committee is to review the Company's financial statements, oversee the financial reporting and disclosures prepared by management, make recommendations regarding the Company's financial controls, and confer with the Company's outside auditors. The Audit Committee met once during the fiscal year ended December 31, 1999. Messrs. Glarner, Greenshields and Nagel served as members of the Audit Committee in fiscal year 1999.

         The responsibilities of the Compensation Committee include approving the compensation for those officers who are also directors of the Company and setting the terms of and grants of awards under the Company's 1993 Stock Incentive Plan (the "1993 Plan"). The Compensation Committee met or took action in writing five times during the fiscal year ended December 31, 1999. Messrs. Glarner, Greenshields and Nagel served as members of the Compensation Committee in fiscal year 1999.

         All of the Directors of the Company attended 75% or more of the aggregate meetings of the Board and all such committees on which they served.

COMPENSATION OF DIRECTORS

         DIRECTORS' FEES. Directors of the Company receive no cash compensation for their services as members of the Board, although their out-of-pocket expenses incurred on behalf of the Company are reimbursed.

         OPTION GRANTS. All of the Company's directors are eligible for grants of options under the 1993 Plan. The Company's Board did not grant any of its directors options to purchase Common Stock during fiscal year 1999. Although the Board is not obligated to do so, it currently anticipates that it will grant non-statutory stock options to purchase 30,000 shares of Common Stock to non-employee directors upon their initial election to the Board at an exercise price equal to the fair market value of the Common Stock on the date of grant.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The table below sets forth information regarding the beneficial ownership of the Common Stock of the Company as of February 18, 2000, unless otherwise noted, (a) by each shareholder who is known by the Company to own beneficially more than 5% of the outstanding Common Stock, (b) by each director, nominee and executive officer named in the Summary Compensation Table (set forth herein), and (c) by all executive officers and directors of the Company as a group. The address for all executive officers and directors of the Company is 2350 Helen Street, North St. Paul, Minnesota 55109.


                                                          SHARES OF COMMON STOCK BENEFICIALLY OWNED (1)
                                                          ---------------------------------------------
NAME OF BENEFICIAL OWNER                                  AMOUNT                         PERCENT OF CLASS(2)
------------------------                                  ------                         -------------------
Joseph C. Levesque                                      263,491 (3)                              2.7%

Douglas L. Hemer                                        76,873 (4)                                *

Kenneth R. Lee                                          38,642 (5)                                *

Daniel M. Koch                                          49,020 (6)                                *

Stephen P. Weisbrod                                     24,742 (7)                                *

Darnell L. Boehm                                        44,795 (8)                                *

Terrence W. Glarner                                     55,330 (9)                                *

Andrew J. Greenshields                                  42,500 (10)                               *

Terrance J. Nagel                                       25,000 (11)                               *

Kopp Investment Advisors, Inc.                        1,527,681 (12)                            16.2%
7701 France Avenue South
Suite 500
Edina,   MN  55435

Woodland Partners LLC                                  563,250 (13)                              6.0%
60 South Sixth Street
Suite 3750
Minneapolis,   MN  55402

Executive officers and directors as a                 1,194,133 (14)                            11.9%
group (17 persons)                                          ___

--------------------------
*Less than 1%.

(1) Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such person or group. Unless otherwise noted, all of the shares shown are held by individuals or entities possessing sole voting and investment power with respect to such shares.

(2)      Based on 9,436,035 shares of Common Stock outstanding as of February
         18, 2000.

(3) Includes options to purchase 165,313 shares of Common Stock exercisable within 60 days.

(4) Includes options to purchase 60,260 shares of Common Stock exercisable within 60 days.

(5) Includes options to purchase 38,542 shares of Common Stock exercisable within 60 days.

(6) Includes options to purchase 13,073 shares of Common Stock exercisable within 60 days.

(7) Includes options to purchase 18,542 shares of Common Stock exercisable within 60 days.

(8) Includes options to purchase 25,136 shares of Common Stock exercisable within 60 days.

(9) Includes options to purchase 37,500 shares of Common Stock exercisable within 60 days.

(10) Includes options to purchase 37,500 shares of Common Stock exercisable within 60 days.

(11) Includes options to purchase 24,000 shares of Common Stock exercisable within 60 days.

(12) Based solely on a Schedule 13G dated February 4, 2000, includes 1,157,681 shares of Common Stock held of record by clients of Kopp Investment Advisers, Inc. ("KIA"), over which KIA has shared dispositive power, and 370,000 shares of Common Stock over which KIA has sole dispositive power. KIA has sole voting power over 559,000 shares and does not share voting power over any of the shares beneficially owned. The shares reported on Schedule 13G exclude 20,000 shares over which LeRoy C. Kopp has sole voting and dispositive power. Mr. Kopp owns 100% of Kopp Holding Company which owns 100% of KIA.

(13) Based solely on a Schedule 13G dated January 20, 2000, includes 563,250 shares of Common Stock held of record by Woodland Partners LLC ("Woodland"), for which Woodland has sole dispositive power, comprised of 499,750 shares over which Woodland has sole voting power and 63,500 shares over which Woodland has shared voting power.

(14) Includes options to purchase 560,176 shares of Common Stock exercisable within 60 days.

                    EXECUTIVE COMPENSATION AND OTHER BENEFITS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 in the fiscal year ended December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                ANNUAL COMPENSATION            COMPENSATION
                                                -------------------            ------------

                                                                                SECURITIES
NAME AND                                                                        UNDERLYING             ALL OTHER
PRINCIPAL POSITION            YEAR              SALARY($)      BONUS($)(1)      OPTIONS(#)         COMPENSATION($)(2)
------------------            ----              ---------      -----------     ------------        ------------------
Joseph C. Levesque            1999              $174,314           $38,190              ---             $2,051
PRESIDENT AND CHIEF           1998               192,908            40,911           15,000              5,000
EXECUTIVE OFFICER             1997               189,000            80,714              ---              4,500

Douglas L. Hemer              1999              $145,439           $31,841              ---             $1,912
GROUP VICE PRESIDENT          1998               149,237            17,536           25,000              4,736
                              1997               125,000            54,750              ---              4,662

Kenneth R. Lee(4)             1999              $108,619           $24,911              ---             $1,496
PRESIDENT--                   1998               129,511            19,779           85,000(3)           5,000
LAWRENCE OPERATIONS           1997                68,558            44,850           75,000               ---

Daniel M. Koch                1999              $121,654           $21,444           20,000             $1,791
VICE PRESIDENT--              1998               127,177            21,914            7,500              4,252
WORLDWIDE SALES               1997               123,400            62,440              ---              4,569

Stephen P. Weisbrod(5)        1999              $131,269           $28,814              ---             $1,593
VICE PRESIDENT--              1998               114,423            27,338          160,000(3)          22,615
CORPORATE TECHNOLOGY          1997                   ---               ---              ---               ---



(1) Cash bonuses and sales commissions for services rendered have been included as compensation for the year earned, even though a portion of such bonuses and sales commissions were actually paid in the following year. Such bonuses and sales commissions were payable pursuant to each executive's individual bonus arrangement, which is based upon the achievement of certain individual and Company goals.

(2) Represents amounts of matching contributions made by the Company to the named executive officers' respective 401(k) accounts, except for Mr. Weisbrod's 1998 amount which also includes a $20,000 signing bonus for joining the Company.

(3) 75,000 of the options received in 1998 by Mr. Lee represent a replacement of options originally granted to Mr. Lee in 1997. 150,000 of the options received in 1998 by Mr. Weisbrod represent

         75,000 options originally granted to Mr. Weisbrod in early 1998 and 75,000 options subsequently issued to Mr. Weisbrod to replace such original option grant.


(4) Mr. Lee provided executive management services as a consultant to the Company from January 1996 through May 1997, at which time he became an employee of the Company.

(5)      Mr. Weisbrod joined the Company on a full-time basis in March 1998.


OPTION GRANTS

         The following table summarizes option grants during fiscal year 1999 to the executive officers named in the Summary Compensation Table and the potential realizable value of such options.


                        OPTION GRANTS IN FISCAL YEAR 1999


                             NUMBER OF                                                          POTENTIAL REALIZABLE VALUE AT
                             SECURITIES     % OF TOTAL OPTIONS                                  ASSUMED ANNUAL RATES OF STOCK
                             UNDERLYING         GRANTED TO        EXERCISE OR                         PRICE APPRECIATION
                              OPTIONS          EMPLOYEES IN        BASE PRICE     EXPIRATION          FOR OPTION TERM(2)
NAME                       GRANTED(#)(1)     FISCAL YEAR 1999      ($/SHARE)         DATE            5% ($)        10% ($)
----                       --------------    -----------------    -----------     ----------    -----------------------------
Daniel M. Koch                 20,000             11.2%             $7.0781         8/31/04         $39,111        $86,425

------------------------------

(1) The above option was granted under the 1993 Plan and vests in 1/48th increments each month beginning the month after the date of grant. The 1993 Plan provides that, in the event of a "change in control" of the Company, then, if approved by the Compensation Committee, all outstanding options will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the participant remains in the employ or service of the Company or any subsidiary of the Company. For purposes of the 1993 Plan, a "change in control" of the Company will be deemed to have occurred upon
         (i) a sale or other transfer of substantially all of the assets of the Company to an entity that is not controlled by the Company, (ii) a merger or consolidation to which the Company is a party if, after such merger or consolidation, the Company's shareholders do not beneficially own more than 80% of the combined voting power of the surviving corporation's outstanding voting securities, (iii) any person becoming the beneficial owner of 40% or more of the combined voting power of the Company's outstanding securities, or (iv) a change in the composition of the Board such that the individuals constituting the Board on the effective date of the 1993 Plan cease for any reason to constitute at least a majority of the Board (with exceptions for individuals who are nominated or otherwise approved by the current Board). The payment of an option exercise price may be made either in cash or, subject to the discretion of the Compensation Committee, in shares of Common Stock.

(2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent upon the future performance of the Company's Common Stock, overall market conditions and the executive's continued involvement with the Company. The amounts represented in this table will not necessarily be achieved.

OPTION EXERCISES

         The following table summarizes option exercises during fiscal year 1999 and the number and value of options held by the executive officers named in the Summary Compensation Table as of December 31, 1999.


 AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1999 AND 1999 YEAR-END OPTION VALUES


                                                                      NUMBER OF                    VALUE OF UNEXERCISED
                            SHARES             VALUE           UNEXERCISED OPTIONS AT             IN-THE-MONEY OPTIONS
                          ACQUIRED ON         REALIZED           DECEMBER 31, 1999(#)           AT DECEMBER 31, 1999($)(1)(2)
                                                                 --------------------           -----------------------------
         NAME            EXERCISE(#)           ($)(2)        EXERCISABLE     UNEXERCISABLE      EXERCISABLE    UNEXERCISABLE
         ----            ------------         --------       -----------     -------------      -----------    -------------
Joseph C. Levesque               25,000        $29,782           164,375            10,625           $4,239            $10,294
Douglas L. Hemer                  7,500         41,719            54,323            23,177            7,064             17,156
Kenneth R. Lee                        0              0            37,917            47,083            2,826              6,862
Daniel M. Koch                   11,000         11,678             9,688             5,312            2,120              5,146
Stephen P. Weisbrod                   0              0            17,917            67,083            2,826              6,862

-----------------------------------------------

(1) Based on the December 31, 1999 closing price of the Common Stock of $6.59.

(2) The "Value Realized" and the "Value of Unexercised In-the-Money Options" amounts are calculated based on the excess of the market value of the Common Stock on the date of exercise or December 31, 1999, respectively, over the exercise price. The exercise price of options may be paid in cash or, in the discretion of the Compensation Committee, in shares of the Company's Common Stock valued at fair market value on the day prior to the date of exercise. In addition, at the discretion of the Compensation Committee, the exercise price of options granted may be paid pursuant to a cashless exercise procedure under which the executive provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

EMPLOYMENT AND SEVERANCE AGREEMENTS

         Effective as of April 1, 1986, the Company and Joseph C. Levesque entered into an employment agreement. This employment agreement provides that the Company will review Mr. Levesque's performance and compensation package on an annual basis and make such adjustments to his compensation package as it deems appropriate. The employment agreement provides that Mr. Levesque may voluntarily terminate his employment with three months' written notice to the Company. The employment agreement also provides that if Mr. Levesque's employment is involuntarily terminated (including by reason of death or disability, but excluding for cause), the Company will pay Mr. Levesque six months' salary as severance pay. Any severance pay provided to Mr. Levesque pursuant to the terms of this employment agreement will be made according to the Company's standard payroll practices and policies.

         In January 2000, the Company announced plans to close its facility in Lawrence, Massachusetts. The Company expects operations at the Lawrence facility will cease by approximately March 31, 2000, and that the Company will vacate the facility by approximately May 15, 2000. Kenneth R. Lee, President of the Lawrence operations, will terminate his employment with the Company at the time the Company vacates the Lawrence facility. The Company has agreed to pay Mr. Lee as severance pay an amount equal to twelve months' salary, which amount will be payable over a two-year period from the date Mr. Lee's employment with the Company terminates.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors approves the compensation for executive officers who are also directors of the Company and acts on such other matters relating to their compensation as it deems appropriate. During fiscal year 1999, Mr. Levesque, the Company's Chairman of the Board, President and Chief Executive Officer, Mr. Boehm, the Company's Chief Financial Officer and Secretary, and Mr. Hemer, the Company's Group Vice President, were the only executive officers who were also directors of the Company. The Compensation Committee consists of three non-employee directors and meets at least once per year. The members of the Compensation Committee during fiscal year 1999 were Messrs. Glarner, Greenshields and Nagel. Mr. Levesque, as the Company's President and Chief Executive Officer, establishes the compensation of all executive officers who are not also directors of the Company. The Compensation Committee also administers, with respect to all eligible recipients, the Company's stock option plans and determines the participants in such plans and the amount, timing and other terms and conditions of awards under such plans.

         COMPENSATION PHILOSOPHY AND OBJECTIVES. The Compensation Committee is committed to the general principle that overall executive compensation should be commensurate with performance by the Company and the individual executive officers, and the attainment of predetermined corporate goals. The primary objectives of the Company's executive compensation program are to:

         - Reward the achievement of desired Company and individual performance goals;

         - Provide compensation that enables the Company to attract and retain key executives; and

         - Provide compensation opportunities that are linked to the performance of the Company and that directly link the interests of executives with the interests of shareholders.

         The Company's executive compensation program provides a level of compensation opportunity that is competitive for companies in comparable industries and of comparable development, complexity and size. In determining compensation levels, the Compensation Committee considers a number of factors, including Company performance, both separately and in relation to other companies competing in the Company's markets, the individual performance of each executive officer, comparative compensation surveys concerning compensation levels and stock grants at other companies, historical compensation levels and stock awards at the Company, and the overall competitive environment for executives and the level of compensation necessary to attract and retain key executives. Compensation levels may be greater or less than competitive levels in comparable companies based upon factors such as annual and long-term Company performance and individual performance.

         EXECUTIVE COMPENSATION PROGRAM COMPONENTS. The Company's executive compensation program consists of base salary, bonuses and long-term incentive compensation in the form of stock options. The particular elements of the compensation program are discussed more fully below.

         BASE SALARY. Base salary levels of executives, including the Chief Executive Officer, are determined by the potential impact of the individual on the Company and the Company's performance, the skills and experience required by the position, the individual performance and potential of the executive, and market data for comparable positions in companies in comparable industries and of comparable development, complexity and size. Base salaries for executives are generally evaluated and adjusted annually. The Compensation Committee or Mr. Levesque, as appropriate, has the discretionary authority to adjust such base level salaries based on the actual and projected performance of the Company, including factors related to revenue and profitability. Beginning in the fourth quarter of fiscal year 1998, all individual executive salaries were reduced by up to 15% based upon such factors. During the first nine months of fiscal year 1999, the executive officers' base salaries (including the Chief Executive Officer's salary) were kept at these reduced levels. In the fourth quarter of fiscal 1999, in connection with the annual evaluation of executive salaries, the Compensation Committee and Mr. Levesque considered a survey of base salaries for executive officers in comparable positions within comparable companies and the Company's' performance. The Compensation Committee or Mr. Levesque, as appropriate, then established the base level salaries for each executive officer. Consistent with the Company's philosophy of keeping executive salaries at reduced levels during periods of operating losses, base salary adjustments in the fourth quarter of fiscal year 1999 were implemented at amounts which were 5 to 25% below the newly-established potential base salary of each individual. The executive officers' base salaries, however, may be increased up to the current potential base salary level for each executive when and if profitable operating results are achieved.

         BONUSES. The Company may also pay bonuses to executive officers, including the Chief Executive Officer, as part of its executive compensation program. The purpose of the cash bonus component of the executive compensation program is to provide a direct financial incentive for executives who help the Company achieve certain Company financial objectives and who meet individual performance goals. Bonuses may be awarded on a quarterly basis. The maximum potential bonuses to be awarded in any fiscal year range from thirty percent (30%) of base salary to fifty percent (50%) of base salary for executive officers, including the Chief Executive Officer. In fiscal year 1999, bonuses were awarded to executive officers based upon achievement of such individual's personal goals, which in turn support the achievement of corporate goals. These bonuses ranged from approximately thirteen percent (13%) to twenty-two percent (22%) of the base salaries of the executive officers. The Chief Executive Officer was awarded bonuses in fiscal year 1999 totaling approximately twenty-two percent (22%) of his base salary as the result of the initiation and completion of certain operating goals, including expense control.

         LONG-TERM INCENTIVE COMPENSATION. Stock options are used to enable key executives to participate in a meaningful way in the success of the Company and to link their interests directly with those of the shareholders. The number of stock options granted to executives, including the Chief Executive Officer, is based upon a number of factors, including base salary level and how such base salary level relates to those of other companies in the Company's industry, the number of options previously granted and individual and Company performance during the year.

         SECTION 162(m). The Omnibus Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986, as amended (the "Code"), limiting corporate deductions to $1,000,000 for certain compensation paid to the chief executive officer and each of the four other most highly compensated executives of publicly held companies. The Company does not believe it will pay "compensation" within the meaning of Section 162(m) to such executive officers in excess of $1,000,000 in the foreseeable future. Therefore, the Company does not have a policy at this time regarding qualifying compensation paid to its executive officers for deductibility under Section 162(m), but will formulate a policy if compensation levels ever approach $1,000,000.

                                                     COMPENSATION COMMITTEE
                                                     Terrence W. Glarner
                                                     Andrew J. Greenshields
                                                     Terrance J. Nagel

STOCK PERFORMANCE GRAPH


         In accordance with the rules of the Securities and Exchange Commission
(SEC), the following performance graph compares for the five-year period ending on December 31, 1999, the yearly cumulative total shareholder return on the Company's Common Stock on the Nasdaq National Market with the yearly cumulative total return over the same period with the Nasdaq Stock Market (U.S. Companies) Index and a Media General Industry Group 834 Index for semiconductor equipment (Media Index). Media General Financial Services prepared the data points and the performance graph. The comparison assumes a $100 investment in the Company's Common Stock, the Nasdaq Stock Market (U.S. Companies) Index, and the Media Index, with reinvestment of all dividends.



                            [STOCK PERFORMANCE GRAPH]


                              1994         1995        1996          1997             1998           1999
                              ----         ----        ----          ----             ----           ----
      AETRIUM                100.00       260.74      172.74        234.67           143.41          85.96
    INCORPORATED
      MG GROUP               100.00       157.79      147.23        186.91           210.11         576.57
       INDEX
     NASDAQ U.S.             100.00       141.33      173.89        213.07           300.25         542.43

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company purchases machined parts from two partnerships controlled by WEB Technology Inc. ("WEB"). One of those partnerships is owned 77% by WEB, which supplied the Company with approximately $116,000 of machined parts in fiscal year 1999. The other partnership is owned 76.9 % by WEB, and 2.6 % by Keith E. Williams, President of the Company's Dallas operations, which the Company paid approximately $447,000 for parts in fiscal year 1999. In addition to Mr. William's direct ownership in the second partnership, Mr. Williams owns an 11.8 % interest in WEB.

         The Company leased its Grand Prairie, Texas facility from Damavand Ltd., a Texas partnership, at a cost of $146,300 in fiscal year 1999. Farid J. Sabounchi, President of the Company's Grand Prairie operations, is the controlling equity holder of this partnership, and is President of Octavo Enterprises, Inc., its general partner. The Company plans to close its Grand Prairie, Texas facility in March 2000, and intends to either sublease the property at this facility for the remaining three years of the lease or locate a third party to assume the obligations under this lease.

         The Company believes that the above transactions between the Company and its officers and affiliates have been on terms no less favorable than could have been obtained from unaffiliated third parties. Any future transactions with officers, directors or 5% beneficial shareholders of the Company's Common Stock will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                              SELECTION OF AUDITORS

         The Company does not intend to request that the shareholders approve the selection of PricewaterhouseCoopers LLP, independent public accountants, for fiscal year 2000. The Company has requested and expects, however, one or more representatives of PricewaterhouseCoopers LLP to be present at the Annual Meeting. Such representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                            SECTION 16(a) BENEFICIAL
                         OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers and all persons who beneficially own more than 10% of the outstanding shares of the Company's Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Company's Common Stock. Executive officers, directors and greater than 10% beneficial owners are also required to furnish the Company with copies of all Section 16(a) forms they file. Based upon a review of the copies of such reports furnished to the Company and written representations, the Company believes that for the year ended December 31, 1999, none of its directors, officers or beneficial owners of greater than 10% of the Company's Common Stock failed to file on a timely basis the forms required by
Section 16 of the Exchange Act, except that the Form 3 for Mr. Venu Turlapaty was filed after its due date.

                  SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

         Shareholder proposals intended to be presented in the Company's proxy materials relating to the next Annual Meeting of the Company must be received by the Company at its principal executive offices on or before December 1, 2000, and must satisfy the requirements of the proxy rules promulgated by the SEC.

         A shareholder who wishes to make a proposal at the next Annual Meeting of the Company without including the proposal in the Company's proxy materials must notify the Company by February 16, 2001. If a shareholder fails to give notice by this date, then the persons named as proxies in the proxy card solicited by the Company for the next Annual Meeting will have discretionary authority to vote on the proposal.

                                 OTHER BUSINESS

         The Company knows of no business that will be presented for consideration at the Annual Meeting other than that described in this Proxy Statement. As to other business, if any, that may properly come before the Annual Meeting, it is intended that proxies solicited by the Board will be voted in accordance with the judgment of the person or persons voting the proxies.

                                  MISCELLANEOUS

         THE COMPANY WILL FURNISH, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K (EXCLUSIVE OF EXHIBITS) FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999, TO EACH PERSON WHO WAS A SHAREHOLDER OF THE COMPANY AS OF MARCH 27, 2000, UPON RECEIPT FROM ANY SUCH PERSON OF A WRITTEN REQUEST FOR SUCH AN ANNUAL REPORT. SUCH REQUEST SHOULD BE SENT TO: AETRIUM INCORPORATED, 2350 HELEN STREET, NORTH ST. PAUL, MINNESOTA 55109; ATTN.: SHAREHOLDER INFORMATION.



                                           By Order of the Board of Directors


                                           /s/ Joseph C. Levesque

                                           Joseph C. Levesque
                                           CHAIRMAN OF THE BOARD,
                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER
Dated:   April 7, 2000
North St. Paul, Minnesota

                                                                      Appendix A
--------------------------------------------------------------------------------

PROXY                                                                     PROXY

                              AETRIUM INCORPORATED
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

         The undersigned hereby appoints JOSEPH C. LEVESQUE and DARNELL L. BOEHM, and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Aetrium Incorporated held of record by the undersigned on March 27, 2000 at the Annual Meeting of Shareholders to be held on May 23, 2000 or any adjournment thereof.

         This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES NAMED IN PROPOSAL 1. The Board of Directors recommends a vote for all nominees named in Proposal 1.

--------------------------------------------------------------------------------
           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
 USING THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED
                                     STATES
--------------------------------------------------------------------------------

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

--------------------------------------------------------------------------------

                              AETRIUM INCORPORATED
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.


-
-
1. ELECTION OF DIRECTORS:                            For Withhold For All
                                                     All   All   (Except
                                                                 withhold for
                                                                 nominee written
                                                                 below)

01 Joseph C. Levesque    02 Darnell L. Boehm         / /   / /   / /
03 Terrence W. Glarner   04 Andrew J. Greenshields   / /   / /   / /
05 Douglas L. Hemer      06 Terrance J. Nagel

                                    -------------------------------------------
                                    2. In their discretion, the Proxies are
                                       authorized to vote upon such other
                                       business as may properly come before the meeting.

                                    Please sign exactly as name appears above.
                                    When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                 ---------------------------------------------

                       THIS SPACE RESERVED FOR ADDRESSING
                            (key lines do not print)

                 ---------------------------------------------

                                                   Dated: ________________, 2000

                                                   -----------------------------
                                                   Signature of Shareholder

                                                   -----------------------------
                                                   Signature if held jointly

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                  PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
                      PROMPTLY USING THE ENCLOSED ENVELOPE.